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                                                                  Exhibit (a)(6)



INSTRUCTIONS FOR SHAREHOLDERS RESIDENT IN AUSTRALIA AND NEW ZEALAND

1. To receive your cash consideration, you must attach your certificate(s) to the Letter of Transmittal and lodge it in accordance with the instructions on the form. You must correctly complete the Letter of Transmittal and any other applicable forms.

2. If you have lost or misplaced your share certificate(s), please call Perpetual Registrars Limited Melbourne on 03 9205 4999 at your earliest convenience. Do not send in the Letter of Transmittal without your certificate(s).

3. To be completed correctly, you must complete the "Description Of Shares Surrendered" and the "Sign Here" sections on the Letter of Transmittal.

The remaining sections of the Letter of Transmittal must be completed only to the extent applicable to the share certificates being surrendered.

4. U.S.A. Taxpayer ID No. or U.S.A. Social Security No.

DO NOT RECORD YOUR AUSTRALIAN TAX FILE NUMBER ON THIS FORM

If you are a U.S. citizen, then you must complete the "Substitute Form W-9" section ensuring you sign where requested. Please also ensure you have recorded the appropriate number in the space provided at the "Sign Here" section.

If you are not a U.S. citizen, and you don't have a U.S.A. Taxpayer ID No. or U.S.A. Social Security ID No. then you must complete a Form W-8 which you will find attached. The guidelines for use of a W-8 are described on the form. A substitute form may be required where shares are held in a nominee or similar capacity.

Note: Failure to complete the Substitute Form W-9 or the Form W-8 will result in US Backup Withholding Tax at 31% being deducted from your cash consideration.

5. If you wish to receive your cash consideration in Australian Dollars, then you must submit all of the required documentation including your share certificate(s) and a properly executed Letter of Transmittal to Perpetual Registrars Limited in Australia. If you wish to receive your cash consideration in US Dollars, then you must submit all of the required documentation including your share certificate(s) and a properly executed Letter of Transmittal to First Chicago Trust Company of New York.


Please read these instructions in conjunction with the instructions on the Letter of Transmittal form. If you have read the instructions but still cannot complete the form, please contact Perpetual Registrars Melbourne on 03 9205 4999.